As filed with the Securities and Exchange Commission on December 5, 2006

Registration No.  333-119945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD REIT I, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1605

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III

Executive Vice President and Secretary

Behringer Harvard REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-1620

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Michael J. Choate, Esq.
Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois  60601
(312) 836-4066

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-119945

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to Form S-11 Registration Statement (333-119945) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Consolidated Financial Statements and Exhibits

(b)   Exhibits.  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
10.163

Assignment Agreement by and between BRE/TZ Acquisitions, L.L.C. and Harvard Property Trust, LLC dated September 11, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.164

Assignment of Assignment Agreement by Harvard Property Trust, LLC to Behringer Harvard Operating Partnership I LP dated September 20, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.165

Reinstatement and First Amendment to Assignment Agreement by and between BRE/TZ Acquisitions, L.L.C. and Behringer Harvard Operating Partnership I LP dated September 20, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.166

Purchase and Sale Agreement by and between BRE/TZ Acquisitions, L.L.C. and Trizec Holdings, LLC dated September 21, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.167

Purchase and Sale Agreement between AGL Investments No. 2 Limited Partnership L.L.L.P. and Harvard Property Trust, LLC dated September 22, 2006 regarding Three Parkway (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.168

Purchase and Sale Agreement between North Atlanta Realty Acquisitions Company, Inc. and Harvard Property Trust, LLC dated September 29, 2006 regarding Resurgens Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.169

Letter Agreement, dated November 13, 2006, between Behringer Advisors LP and Behringer Harvard REIT I, Inc. regarding waiver of asset management fees (previously filed and incorporated by reference to Form 10-Q for the period ended September 30, 2006, filed on November 14, 2006)

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 5th day of December, 2006.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Behringer	Chief Executive Officer, Chief Investment Officer	December 5, 2006
Robert M. Behringer	and Director (Principal Executive Officer)

*	President, Chief Operating Officer and Director	December 5, 2006
Robert S. Aisner

*	Chief Financial Officer (Principal Financial	December 5, 2006
Gary S. Bresky	Officer)

/s/ Kimberly Arianpour	Chief Accounting Officer (Principal Accounting	December 5, 2006
Kimberly Arianpour	Officer)

*	Director	December 5, 2006
Charles G. Dannis

*	Director	December 5, 2006
Steven W. Partridge

*	Director	December 5, 2006
G. Ronald Witten

* /s/ Robert M. Behringer
Signed on behalf of the named individuals by
Robert M. Behringer under power of attorney

EXHIBIT INDEX

Exhibit No.	Description
10.163

Assignment Agreement by and between BRE/TZ Acquisitions, L.L.C. and Harvard Property Trust, LLC dated September 11, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.164

Assignment of Assignment Agreement by Harvard Property Trust, LLC to Behringer Harvard Operating Partnership I LP dated September 20, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.165

Reinstatement and First Amendment to Assignment Agreement by and between BRE/TZ Acquisitions, L.L.C. and Behringer Harvard Operating Partnership I LP dated September 20, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.166

Purchase and Sale Agreement by and between BRE/TZ Acquisitions, L.L.C. and Trizec Holdings, LLC dated September 21, 2006 regarding Bank of America Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.167

Purchase and Sale Agreement between AGL Investments No. 2 Limited Partnership L.L.L.P. and Harvard Property Trust, LLC dated September 22, 2006 regarding Three Parkway (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.168

Purchase and Sale Agreement between North Atlanta Realty Acquisitions Company, Inc. and Harvard Property Trust, LLC dated September 29, 2006 regarding Resurgens Plaza (previously filed and incorporated by reference to Amendment No. 2 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-133116, filed on October 4, 2006)

10.169

Letter Agreement, dated November 13, 2006, between Behringer Advisors LP and Behringer Harvard REIT I, Inc. regarding waiver of asset management fees (previously filed and incorporated by reference to Form 10-Q for the period ended September 30, 2006, filed on November 14, 2006)